RECISSION OF AGREEMENT AND PLAN OF MERGER

By and Among
WHO’S YOUR DADDY, INC. (FORMERLY SNOCONE SYSTEMS INC.),
And
PHARB ACQUISITION CORP.,
And
PHARB UNIVERSITY BRAND, INC.,
And
MARK DE MATTEI

THIS RECISSION OF AGREEMENT AND PLAN OF MERGER INCLUDES A RELEASE OF
ALL KNOWN AND UNKNOWN CLAIMS.

This MUTUAL TERMINATION AGREEMENT AND RELEASE dated as of February 28, 2006 (this "Agreement") is made and entered into by and among Who’s Your Daddy, Inc. (formerly Snocone Systems, Inc.) ("Parent"), a Nevada Corporation; Pharb Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent; Pharb University Brand, Inc., a Delaware corporation (“Company”); and Mark De Mattei, an individual, Parent, Merger Sub and Company and Mark DeMattei are collectively referred to herein as the "Parties" and each individually as a "Party."

          WHEREAS, the Parties entered into an Agreement and Plan of Merger on June 12, 2005 (the "Merger Agreement") wherein the Parent and Merger Sub were to merge with the Company;

          WHEREAS, contemporaneously with the execution of the Merger Agreement, Parent and Company determined that the Merger Agreement was in the best interest of all parties;

          WHEREAS, the Boards of Directors of each of Parent and Company have determined to terminate the Merger Agreement ab initio, as provided herein and release each other from all duties, rights, claims, obligations and liabilities arising from, in connection with, or relating to, the Merger Agreement;

          WHEREAS, the Board of Directors of each of Parent and Company unanimously has determined and resolved that the rescission of the Merger and all of the transactions contemplated by, and pursuant to this Agreement are in the best interest of the holders of Parent and Company. Further, the respective Boards and Parties have determined and resolved that the rescission of the Merger is fair and advisable. The Boards and Parties have approved this Agreement in accordance with the Delaware General Corporation Laws, as amended (the “DGCL”) and the Nevada Revised Statutes (the “NRS”), and have further resolved unanimously to recommend to all holders of Parent and Company Common Stock that they authorize, approve and adopt this Agreement and the transactions contemplated hereby;

          WHEREAS, the Board of Directors of Parent unanimously has determined and resolved that the rescission of Merger and all of the transactions contemplated by this Agreement are in the best interest of Parent and the holders of Parent Common Stock and have adopted this Agreement in accordance with the Nevada Revised Statutes (the “NRS”), and Parent, as sole shareholder of Merger Sub, has adopted this Agreement in accordance with the DGCL; and

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1

Termination of Merger Agreement. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time the Company shall be unwound with and from the Parent and the Merger Sub and, as such, the Company shall continue its corporate existence as a private company under the laws of the State of Delaware. Upon the effective time, Merger Sub shall be dissolved.

The Parties do hereby unanimously agree that, effective immediately, (i) that the Merger Agreement is hereby terminated and should be rescinded Ab Initio, and (ii) such agreement will be of no further force or effect as of the date hereof.

2

Effective Time Upon the terms and subject to the conditions set forth in this Agreement, the signing of this Agreement by both Parties shall cause the Merger to be rescinded, terminated and unwound from Who’s Your Daddy, Inc. The Agreement will be consummated by filing with the Secretary of State of the State of Delaware (“Secretary”) a rescinding of the Articles of Merger duly executed and so filed in accordance with the DGCL and shall make all other filings and recordings required under the DGCL to rescind the Merger, dissolve Pharb Acquisition Corp., and the transactions contemplated by this Agreement. The termination and unwinding of the Merger and dissolution of Pharb Acquisition Corp. shall become effective immediately upon signing of this Agreement. Parent, upon signing of this Agreement, will amend the Articles of Merger to rescind the Merger and file necessary documentation to dissolve Merger Sub duly filed with the Secretary.

3

Release of Company by Parent and Merger Sub. Absent a showing of fraud, Parent and Merger Sub do hereby unequivocally release and discharge Company and any of its officers, directors, agents, managers, employees, representatives, stockholders, legal and financial advisors, parents, subsidiaries, affiliates, principals or partners, and any heirs, executors, administrators, successors or assigns of any said person or entity (the "Company Releasees"), from any and all actions, causes of action, cases, claims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, damages, judgments, remedies, extents, executions, demands, liens and liabilities whatsoever, in law, equity or otherwise (collectively, "Actions"), arising under, in connection with or relating to the Merger Agreement or the transactions contemplated thereby, or any action or failure to act under the Merger Agreement or in connection therewith, or in connection with the events leading to the abandonment of the Merger and the termination of the Merger Agreement or in connection with any press release, public disclosure or private communication relating to the Merger Agreement or the transactions contemplated thereby, which have been asserted against the Company Releasees or which, whether currently known or unknown, Parent or Merger Sub, or any successors or assigns of any said entities, ever could have asserted or ever could assert, in any capacity, against the Company Releasees, relating to any claims, or any transactions and occurrences from any time in connection with the foregoing. Parent agrees to pay all costs associated to implement the terms of this agreement and Parent and Merger Sub indemnifies Company from any costs associated to or liability of any actions pertaining to or from the result of “unwinding” the original Merger Agreement and executing this agreement.

4

Release of Parent and Merger Sub by Company. Absent a showing of fraud, Company does hereby unequivocally release and discharge Parent and Merger Sub and any of their respective officers, directors, agents, managers, employees, representatives, stockholders, legal and financial advisors, parents, subsidiaries, affiliates, principals or partners, and any heirs, executors, administrators, successors or assigns of any said person or entity (the "Parent Releasees"), from any and all Actions arising under, in connection with or relating to the Merger Agreement or the transactions contemplated thereby, or any action or failure to act under the Merger Agreement or in connection therewith, or in connection with the events leading to the abandonment of the Merger and the termination of the Merger Agreement or in connection with any press release, public disclosure or private communication relating to the Agreement or the transactions contemplated thereby, which have been asserted against the Parent Releasees or which, whether currently known or unknown, Company, or any successors or assigns of any said entities, ever could have asserted or ever could assert, in any capacity, against the Parent Releasees, relating to any claims, or any transactions and occurrences from any time in connection with the foregoing.

5

Release of Unknown Claims Parent, Merger Sub and Company agree that there is a risk that circumstances of the merger and unwinding of the merger might not now be known, and there is a further risk that said circumstances, whether known or unknown at the date of the Agreement, might possibly become progressively worse, and that as a result thereof further circumstances may be sustained by Parent and Merger Sub; nevertheless, Parent and Merger Sub desires to forever and fully release and discharge the Company, and understands that by the execution of this Agreement no further claims for any such circumstances may ever be asserted by Parent and Merger Sub. Parent and Merger Sub warrants that they are not aware of any such circumstances now. For the purpose of implementing a full and complete release and discharge of all parties, absent a showing of fraud, Parent and Merger Sub expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Company’s Claims that Parent and Merger Sub does not know or suspect to exist in their favor against the Company Releasees, or any of them, at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Parent and Merger Sub Claim or Claims.

6

No Other Claims Parent, Merger Sub and the Company represent and warrant that since the filing of this Agreement herein, they have not filed any actions or charges or lawsuits against Parent, Merger Sub or the Company, or any of them, with any governmental agency or any court. Parent, Merger Sub and the Company agrees that they, and each of them, will not file any other claims, actions, charges, lawsuits or appeals regarding any claims released in the Agreement against the Company Releasees, or any of them, with any governmental agency or court at any time hereafter, and that if any such agency or court assumes jurisdiction of any claim, action, charge, lawsuit or appeal against the Parent, Merger Sub and Company Relasees, or any of them, on behalf of the Parent, Merger Sub or the Company, to the extent permitted by law, they will request that such agency or court withdraw from, dismiss with prejudice or otherwise close the matter.

7

Publicity. Parent, Merger Sub and the Company shall consult with each other before issuing, and shall provide each other the opportunity to review, comment upon and concur with any press release or other public statements or announcements (including pursuant to Rule 165 under the Securities Act and Rule 14a-12 under the Exchange Act) and any broadly distributed internal communication with respect to the rescission of the Merger, this Agreement and the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system of a registered national securities association (provided prior notice is given to the other party with a copy of any such disclosure). By “opportunity to review”, the other side will be given at least 24 hours notice by fax or e-mail to review any item covered by this section and, if there is no response within that minimum period, the item can be issued. Parent will call Company at 706 310 1538 to inform Company that the fax is ready. Parent will fax copy of draft to Company for its comments and approval.

A mutually agreed-upon joint press release shall be issued by Parent and Company within forty-eight (48) hours of the signing of this Agreement with respect to this Agreement and the termination of the Merger Agreement. Except as required by law or applicable listing agreement with a stock exchange, no other press release shall be issued regarding the termination of the Merger Agreement by either Parent or Company without the prior written consent of the other.

8

Authority; Noncontravention The Parent, Merger Sub and the Company have the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for any required approval by the Parent, Merger Sub and the Company’s shareholders in connection with the consummation of the rescission of Merger, all corporate acts and proceedings required to be taken by or on the part of the Parent, Merger Sub and the Company to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement of the Parent, Merger Sub and of the Company.

9

Accuracy of Information To the knowledge of Parent, Merger Sub and the Company, neither this Agreement nor any other document, schedule, exhibit, certificate or instrument provided by the Parent, any of the Parent’s subsidiaries, Merger Sub or any of their respective employees or agents to the Company in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading.

10	Amendment. This Merger Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

11

No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so will be void, except for assignments and transfers by operation of any laws. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

12

Voluntary and Knowing Waiver Parent, Merger Sub and Company represents and warrants that they have fully discussed all aspects of this Agreement with their respective attorney(s); that they have carefully read and fully understand the scope and effect of all of the provisions of this Agreement, that they have taken as much time as they need for full consideration of it; that they fully understand that this Agreement releases the merger, both together and separately, both known and unknown, between Parent, Merger Sub and the Company, or any of them; that they are voluntarily entering into this Agreement; and that they have the capacity to enter into this Agreement.

13

Joint Participation in Preparation of Agreement All Parties have had the opportunity to revise, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the Parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one Party and in favor of the other.

14

Entire Agreement. This Agreement supercedes all prior discussions, representations, warranties and agreements, both written and oral, among the Parties with respect to the subject matter hereof, and contains the sole and entire agreement among the Parties with respect to the subject matter hereof. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

15

Third Party Beneficiaries. There are no third party beneficiaries to this Agreement except for the Parent Releasees, the Company Releasees and parties to the Ancillary Documents that are not parties to this Agreement.

16

Further Acts Parent, Merger Sub and Company, without further consideration, shall execute and deliver such other documents and take such other action as may be necessary to achieve the objectives of this Agreement.

17

Release of Corporate Documents to the Company Parent and Merger Sub, without further consideration, shall deliver, within forty-eight (48) hours of execution of this Agreement, any original corporate documents provided by the Company to Parent and Merger Sub. This includes, but is not limited to, original corporate documents and Articles of Incorporation, corporate book, corporate stamp, customer list, financial data, Federal Drug Administration (“FDA”) documents, formula documentation, trademark documentation and all other documents provided by the Company to Parent and Merger Sub. Parent and Merger Sub may retain copies of any documents received that were used in the preparation of any financial documents as backup substantiation for those financial documents.

18

Release of Company Assets Parent and Merger Sub, without further consideration, agree to release any assets of Pharb University Brand, Inc. transferred pursuant to the Merger to the Company, including the proprietary formula or formulae for the PHARB Hangover Relief, all other products of Pharb University Brand, Inc. material accounts and contracts, and all intellectual property (including, without limitation, trademarks, trade names and dba’s), FDA approval, licenses, permits and related authority for the PHARB Hangover Relief and all other proprietary rights and other assets related thereto, and all assets, rights and/or agreements related to the distribution of Pharb University Brand, Inc. products and all revenue streams of Pharb University Brand, Inc. This will confirm that the Company never signed the assignment documents for transferring the ownership of the PHARB & Elephant Design registration from Pharbco Marketing Group, Inc. to Pharb University Brand, Inc.

19

Release of Shares from Company to Parent The Parent and Company agree to cancel the 500,000 Common Shares of Parent required to be issued or delivered pursuant to the Merger Agreement., as well as any and all warrants granted pursuant to the Employment Contract between the Parent and any Party or entity hereto. All additional shares that were to have been issued pursuant to the merger, or in any whatsoever related to sales or revenues will not be issued. This will confirm that the Company has never physically took possession of Parents stock certificates.

20

Board Approval Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of the Parent and Merger Sub, after full and deliberate consideration, unanimously has (i) duly approved this Agreement and resolved that the unwinding of the Merger Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Parent and Merger Sub’s shareholders, (ii) resolved to unanimously recommend that the Parent and Merger Sub’s shareholders approve the unwinding of the Merger and the transactions contemplated hereby and (iii) directed that this Agreement be submitted for consideration by the holders of the Parent and Merger Sub’s Common Stock.

21	Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

22

Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

23	Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached and that money damages would not be an adequate remedy for any breach of this Agreement. It is accordingly agreed that in any proceeding seeking specific performance each of the Parties will waive the defense of adequacy of a remedy at law. Each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

24	Governing Law. This Agreement shall be interpreted under the laws of the State of California in the County of Sonoma.

25	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

26

Notices All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Who’s Your Daddy, Inc. (formerly Snocone Systems Inc.)
3131 Camino Del Rio N., Suite 1650
San Diego, CA 92108
Fax No.: (619) 284-4334
Attention: Edon Moyal, CEO

(b)	if to the Company, to:

Pharb University Brand, Inc.
700 Chiquita Road
Healdsburg, CA 95448
Attention: Mark De Mattei, CEO

Any such written notice will be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Mutual Termination Agreement and Release to be duly executed as of the date first above written by their respective officers duly authorized.

THIS AGREEMENT INCLUDES A RELEASE
OF ALL KNOWN AND UNKNOWN CLAIMS.

Agreed to and accepted by:

Who’s Your Daddy, Inc.

Executed this 28 day of February, 2006.

______________________________________
Edon Moyal, Chief Executive Officer

Pharb Acquisition Corp.

Executed this 28 day of February, 2006.

______________________________________
Edon Moyal, President

Pharb University Brand, Inc.

Executed this 28 day of February, 2006.

______________________________________
Mark A. De Mattei individually and on behalf of Pharb University Brand, Inc. (former CEO and President before the Merger)

______________________________________
Edon Moyal, current Chief Executive Officer (after the Merger)

Mark De Mattei

Executed this 28 day of February, 2006.

______________________________________
Individually